PRELIMINARY COPY

                    THE CLARIDGE HOTEL AND CASINO CORPORATION
                        INDIANA AVENUE AND THE BOARDWALK
                         ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 340-3400

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 10, 1997

                              ---------------------

         The regular annual meeting of the shareholders of The Claridge Hotel and Casino Corporation will be held on Tuesday, June 10, 1997, at 10:00 a.m., local time, at the Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, for the following purposes and to transact such other business as may properly be brought before the meeting:

                  (A) To elect seven Directors to the Board of Directors.

                  (B) To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the year 1997.

                  (C) To approve an amendment to the Corporation's Certificate of Incorporation for the purpose of instituting super majority shareholder voting requirements to authorize certain actions of the Corporation relating to a sale of the Corporation or a similar transaction.

         The Board of Directors has fixed the close of business on April 25, 1997, as the record date for the Annual Meeting to determine the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.


       PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.


                                           By Order of the Board of Directors



                                           Frank A. Bellis, Jr.
                                           Secretary

April 25, 1997

                    THE CLARIDGE HOTEL AND CASINO CORPORATION
                        INDIANA AVENUE AND THE BOARDWALK
                         ATLANTIC CITY, NEW JERSEY 08401

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------

                                                                  April 25, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Claridge Hotel and Casino Corporation (the "Corporation") of proxies for use at the Corporation's annual meeting of shareholders to be held on June 10, 1997.

         Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Corporation, execution of a subsequent proxy, or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof.

         The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and employees of the Corporation may solicit proxies by telephone or in person.

         The Corporation's Annual Report on Form 10-K was mailed to each shareholder on or about April 10, 1997. This Proxy Statement and form of Proxy were first mailed to shareholders on or about May 8, 1997.

         ITEM A.  ELECTION OF DIRECTORS

         Seven Directors are to be elected at the annual meeting to serve terms of one and two years respectively and until their respective successors have been elected. Messrs. Brenner, Renneisen, Bybee, and Sayers are nominated to serve for two-year terms commencing on the date of the annual meeting, while Messrs. Crawley, Montgomery, and DeWitt are nominated to serve a one-year term. The nominees for Director, all of whom are now serving as Directors of the Corporation, are listed below, together with biographical information. All of the Directors also serve as Directors of The Claridge at Park Place, Incorporated ("New Claridge") and Claridge Gaming Incorporated, wholly-owned subsidiaries of the Corporation. Claridge Gaming Incorporated was formed on March 16, 1994, for the purpose of exploring and developing gaming opportunities in other jurisdictions. Mr. Donald G. Drapkin, who served as a Director commencing in November, 1995, resigned on September 17, 1996.

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         David W. Brenner, age 61. Mr. Brenner has served as a member of the
Board of Directors of the Corporation since February, 1991, and became Chairman of the Board of Directors in August, 1993. He served as President of the Philadelphia Sports Congress from January, 1987, to June, 1994. Mr. Brenner served as Chairman of the Hospital and Higher Education Facilities Authority of Philadelphia from January, 1986, to June, 1992. He also served as Director of Commerce of the City of Philadelphia from January, 1984, to September, 1986, and as Director of Finance of the City of Philadelphia from April, 1991, to December, 1991. He was with the accounting firm of Arthur Young & Company from 1957 to September, 1983. He was managing partner of the Philadelphia office of Arthur Young from November, 1969, until March, 1980.

         Robert M. Renneisen, age 50. Mr. Renneisen has served as President of the Corporation since June, 1992, and as Chief Executive Officer of the Corporation and New Claridge since July, 1993. From June, 1994, to present, Mr. Renneisen has also served as Vice Chairman of New Claridge. Mr. Renneisen was Executive Vice President of the Corporation from June, 1991, to June, 1992. He served as President of New Claridge from January, 1991, to June, 1994. He was Chief Operating Officer of New Claridge from January, 1991, to July, 1993. Mr. Renneisen was Executive Vice President of New Claridge, responsible for marketing and later casino operations from February, 1988, to January, 1991. Prior to joining New Claridge, Mr. Renneisen served from January, 1987, to December, 1987, as Vice President of Marketing of Treasure Island Hotel and Casino in St. Maarten. From June, 1986, to May, 1987, he served as President of Renneisen, Kincade & Associates, Incorporated, of Las Vegas, Nevada, a marketing consulting firm. From February, 1985, to March, 1986, he was Senior Vice President of Marketing at Caesars Palace, Las Vegas. He was Vice President of Marketing of the Tropicana Hotel and Casino in Atlantic City from May, 1982, to August, 1984.

         Shannon L. Bybee, age 58. Mr. Bybee has served as a member of the Board of Directors of the Corporation since July, 1988. He currently is Executive Director and Associate Professor for Gaming Management, Law & Regulation, at University of Nevada Las Vegas, where he occupies the Michael D. Rose Distinguished Chair in Gaming, a position he has held since August, 1994. From July, 1993, to August, 1994, he was President and Chief Operating Officer for United Gaming, Incorporated. Mr. Bybee was the Corporation's Chairman of the Board from November, 1988, to July, 1993, and from August, 1988, to October, 1988. In June, 1989, Mr. Bybee was appointed to serve as the Chief Executive Officer of the Corporation and New Claridge, a position held through July, 1993. From 1983 to 1987, he was Senior Vice President of Golden Nugget, Incorporated, which operated the Golden Nugget Casino Hotel in Atlantic City. From 1981 to 1983, Mr. Bybee was President of GNAC Corporation, which operated the Golden Nugget Casino Hotel in Atlantic City.

         Mark H. Sayers, age 47. Mr. Sayers has served as a member of the Board of Directors since February, 1990. Mr. Sayers has served as Vice President of EMES Management Corporation, a real estate management and development company, of New York, New York, since February, 1976.

         A. Bruce Crawley, age 51. Mr. Crawley has served as a member of the Board of Directors of the Corporation since March, 1995. He has served as President and Chief Executive Officer of Crawley, Haskins & Rodgers, Philadelphia, Pennsylvania, an independent public relations and advertising firm, since 1989. Mr. Crawley held various management positions with First Pennsylvania Bank Corporation from 1967 to 1989, including Senior Vice President and Director of Public and Investor Relations from 1985 to 1989.

         James M. Montgomery, age 57. Mr. Montgomery has served as a member of the Board of Directors of the Corporation since March, 1995. Since 1978, he has served as President of Houze, Shourds, and Montgomery, Incorporated, a management consulting firm located in Long Beach, California. Prior to 1978, Mr. Montgomery held various managerial positions with Rohr Industries, Incorporated, and Rockwell International.

         Ned P. DeWitt, age 57. Mr. DeWitt has served as a member of the Board of Directors of the Corporation since May, 1995. Mr. DeWitt served as President, Chief Executive Officer, and a member of the Board of Directors of LBE Technologies, Incorporated, in Saratoga, California, from November, 1994, to January, 1997. From November, 1993, to August, 1994, he served as President of SEGA Enterprises (USA) in Redwood City, California. Mr. DeWitt also served as President of the Entertainment Group of Madison Square Garden from July, 1990, to August, 1991, and as President of Source Service Group from December, 1986, to April, 1989. He also served, from 1973 through 1982, as President and Chief Executive Officer of Six Flags Corporation.

Additional Information Concerning Board of Directors

         Compensation of Directors - Directors who are not employees of the Corporation or New Claridge receive an annual retainer of $20,000 and a fee of $1,200 for each meeting of the Board of Directors and for each Committee meeting attended. David W. Brenner, Chairman of the Corporation's Board of Directors, receives an annual retainer of $100,000.

         Audit Committee - The Audit Committee consists of four Directors who are not employees of the Corporation. It is the responsibility of the Audit Committee to review with the Corporation's independent auditors the Corporation's financial statements and the scope and results of the annual audit, to monitor the internal accounting controls and practices of the Corporation, to review the Annual Report to shareholders, and to recommend the appointment, subject to shareholder approval, of independent auditors. The Committee met four times in 1996. Members of the Committee are Shannon L. Bybee, Chairman, A. Bruce Crawley, James M. Montgomery, and David W. Brenner as an Ex-Officio member.

         Human Resources and Compensation Committee - The Human Resources and Compensation Committee consists of six Directors. It is the responsibility of the Human Resources and Compensation Committee to evaluate the compensation of executive officers of New Claridge. The Committee met four times in 1996. Members of the Committee are James M. Montgomery, Chairman, Ned P. DeWitt, Shannon L. Bybee, A. Bruce Crawley, Mark H. Sayers, and David W. Brenner as an Ex-Officio member.

         Attendance at Meetings - During 1996, there were six regular meetings of the Board of Directors and two telephonic meetings. All of the Directors attended 100% of the meetings of the Board of Directors and any Committee of which he was a member occurring in 1996 with the exception of Mr. Bybee, who did not attend the June 4, 1996, meeting of the Human Resources/Compensation Committee and Mr. DeWitt, who did not attend the December 16, 1996, meeting of the Human Resources/Compensation Committee.

         ITEM B.  APPROVAL OF AUDITORS

         Subject to the approval of the shareholders, the Board of Directors of the Corporation has appointed KPMG Peat Marwick LLP, independent certified public accountants, to audit the annual consolidated financial statements of the Corporation and its subsidiaries, New Claridge, and Claridge Gaming Incorporated for 1997. The shareholders will be asked at the meeting to approve the appointment. The firm of KPMG Peat Marwick LLP has audited the accounts of the Corporation since 1983. A representative of KPMG Peat Marwick LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

         ITEM C.  AMENDMENT TO CERTIFICATE OF INCORPORATION

         The Board of Directors of the Corporation has unanimously approved an amendment (the "Amendment") to the Corporation's Certificate of Incorporation, which increases the vote of shareholders required in order for the Corporation to engage in certain transactions under certain circumstances. The form of the proposed Amendment is attached to this proxy statement as Exhibit A. The Board of Directors of the Corporation recommends that you vote FOR the Amendment.

         The Corporation was organized under New York law, and under New York law and the Corporation's Certificate of Incorporation as currently in effect, the merger of the Corporation with or into another entity requires the approval of the holders of at least two-thirds of all the outstanding shares of the Corporation. Also, the dissolution of the Corporation or the sale, lease, exchange, or the disposition of all or substantially all the assets of the Corporation requires a similar vote. Under the proposed Amendment, the vote required to take these actions would be increased to 80% of all outstanding shares unless the action had been approved by 70% of the directors of the Corporation.

         The purpose of the Amendment is to provide the directors of the Corporation with a greater ability to control the process by which the Corporation might be acquired by a third party such as a hostile takeover. The Board of Directors believes that this may permit the Board to enhance shareholder value. For this reason, the Board of Directors believes that adoption of the Amendment is in the best interests of the shareholders of the Corporation and recommends that shareholders vote FOR the Amendment.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning the cash compensation paid by New Claridge, the wholly-owned subsidiary of the Corporation, for services rendered during the last three calendar years to the Chief Executive Officer and the four most highly compensated executive officers of New Claridge during 1996.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                              OTHER ANNUAL         AWARDS (1)                OTHER
                           ANNUAL COMPENSATION                COMPENSATION        RESTRICTED              COMPENSATION
NAME AND POSITION          YEAR     SALARY       BONUS             (2)               STOCK                     (3)
-----------------          ----     ------       -----             ---               -----                     ---

Robert M. Renneisen        1996    $326,540    $      -          $3,750             $      -                $ 48,606
Vice Chairman/Chief        1995     300,000     150,000           3,750                    -                  45,215
Executive Officer of       1994     302,404           -           3,954               13,696                  42,061
New Claridge

Albert T. Britton          1996     201,146           -           3,255                    -                  18,848
President/Chief Operating  1995     170,838      67,935           3,750                    -                  17,533
Officer of New Claridge    1994     166,154           -           3,750                3,653                  16,309

Raymond A. Spera           1996     180,731           -           2,938                    -                  18,848
Executive Vice President   1995     165,662      66,261           3,750                    -                  17,533
of Finance/Corporate       1994     161,731       6,500           3,750                3,653                  16,309
Development of
New Claridge

Peter F. Tiano             1996     159,181           -           2,835                    -                 150,388
Former Executive Vice      1995     164,508      50,000           3,750                3,750                  38,151
President/General          1994     147,692           -           3,668                3,668                  35,490
Manager of New Claridge

Jean I. Abbott             1996     161,865           -           2,638                    -                  24,952
Executive Vice President   1995     120,146       9,400           2,852                    -                       -
of Operations of New       1994      75,000       6,250           1,875                    -                       -
Claridge

----------------

(1) Number of shares awarded under the Long-Term Management Incentive Plan described under "Management - Compensation Plans." The shares are subject to vesting provisions under the Plan. 25% of the shares awarded under the Plan have vested. The Corporation does not believe the shares have any value.

(2) Amounts reported in this column were paid pursuant to the Retirement Savings Plan of New Claridge described under "Compensation Plans - Retirement Savings Plan."

(3) Amounts reported in this column represent amounts accrued with respect to the Corporation's future liability pursuant to the Corporation's Supplemental Executive Retirement Plan. The amount included in this column for Mr. Tiano with respect to 1996 includes $109,375 paid to Mr. Tiano upon termination in accordance with his Employment Agreement.

         New Claridge is a party to employment agreements with Robert M. Renneisen, Albert T. Britton, and Raymond A. Spera effective January 1, 1997. The agreements are for a term of two years and may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board. The annual base salaries under the agreements are currently as follows: Mr. Renneisen, $330,000; Mr. Britton, $205,000; and Mr. Spera, $182,600.

         New Claridge is also a party to employment agreements with Jean I. Abbott, Howard Klein, and Frank A. Bellis effective November 1, 1996. The agreements are for the term commencing November 1, 1996, and terminating December 31, 1998. Thereafter, the agreements may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board. The annual base salaries under the agreements are currently as follows: Ms. Abbott, $165,000; Mr. Klein, $160,500; and Mr. Bellis, $131,000.

         New Claridge's Board may, from time to time in their sole discretion, increase the base salaries. In the event any of the above executives are terminated without cause (as defined), the executive is entitled to receive a termination payment in an amount equal to 125% of his or her current base annual salary.

         Effective February 1, 1997, the Board further amended the employment agreements of Mr. Renneisen, Mr. Britton, Mr. Spera, Ms. Abbott, and Mr. Bellis to provide for certain severance payments in the event of a change of control (as defined) of the Corporation and subsequent termination of the executive's employment consistent with the terms of the amended employment agreement. The severance amounts payable to these executives in these circumstances is as follows: Mr. Renneisen, $1,000,000; Mr. Britton, $500,000; Mr. Spera, $500,000;
Ms. Abbott, $400,000; and Mr. Bellis, $325,000.

         Effective February 1, 1997, New Claridge also entered employment agreements with John Ceresani, Vice President of Human Resources; Glenn Lillie, Vice President of Marketing Communications; Arthur Lucchesi, Vice President of MIS; Laura Palazzo, Vice President and Corporate Controller; and Thomas Weller, Vice President of Facilities and Support Services. These agreements are for the term commencing February 1, 1997, and terminating December 31, 1998. Thereafter, the agreements may be renewed and extended for consecutive one (1) year renewal terms upon specific action by the Board. The annual base salaries under the agreements are currently as follows: Mr. Ceresani, $95,400; Mr. Lillie, $120,000; Mr. Lucchesi, $120,000; Ms. Palazzo, $95,400; and Mr. Weller, $95,400.
New Claridge's Board may, from time to time, in their sole discretion increase the base salaries. In the event any of the above executives are terminated without cause (as defined), the executive is entitled to receive a termination payment in an amount equal to 100% of his or her current base annual salary.

         Mr. Tiano terminated his employment with New Claridge on September 1, 1996. In consideration for an Agreement and General Release, New Claridge agreed to pay Mr. Tiano a salary for fifteen months in four lump sum payments on September 30, 1996, October 31, 1996, November 30, 1996, and January 2, 1997. In addition to recognizing Mr. Tiano's standard accrued benefits, New Claridge also recognized Mr. Tiano's three years of accrued Benefit Service under the terms of the SERP, thereby, permitting Mr. Tiano to receive his Unit Value of 6,000 multiplied by three years of Benefit Services totaling $18,000 payable each year for a period of fifteen years commencing on the first day of the month following his Early Retirement Date of age 63.

                               COMPENSATION PLANS

         The following plans are available to officers of New Claridge.

         a. Senior Officer Medical Plan. New Claridge maintains a senior officer medical plan under which eligibility is limited to officers and certain employees of New Claridge. The plan covers medical expenses of the participant (up to a maximum of $7,500 per year) not paid by New Claridge's medical reimbursement plan, which is available to all employees not covered by collective bargaining agreements.

         b. Retirement Savings Plan. New Claridge employees participate in a profit-sharing plan named the "Retirement Savings Plan." This plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Retirement Savings Plan, for up to the first 5% of an employee's salary, which is contributed at the direction of the employee from amounts he or she would otherwise have received as current compensation, New Claridge contributed an amount equal to 50% of the employees' contribution from January 1, 1996, through August 31, 1996. Effective September 1, 1996, New Claridge reduced its contribution and contributed an amount equal to 20% of the employees' contribution and will continue to contribute an amount equal to 20% during 1997. Also effective September 1, 1996, officers of New Claridge were no longer eligible to receive the employer contribution. Employees could contribute a maximum of 15% of their base salary but not in excess of $9,500 for 1996 and may contribute up to $9,500 in 1997. An employee's account may be paid out, at the employee's election, in one cash payment or in installment payments over a ten-year period.

         c. Incentive Compensation Plan. Under New Claridge's 1996 Incentive Compensation Plan, key management personnel were eligible to receive bonuses expressed as a percentage of base salary, depending upon the achievement of specific financial objectives which were established at the beginning of the plan year. New Claridge reserves the right to not pay bonuses to participants if operating earnings do not meet minimum requirements. For the year ended December 31, 1996, no bonuses were awarded under this plan because New Claridge did not achieve its financial objectives for 1996.

         Mr. Renneisen was eligible for an incentive bonus up to 50% of his 1996 salary. The incentive bonus is based on performance and is issued at the sole discretion of the outside members of the Board of Directors of the Corporation and New Claridge. For 1996, Mr. Renneisen was not awarded a bonus.

         d. Long-Term Management Incentive Plan. In February, 1992, the Corporation's Board of Directors adopted a Long-Term Management Incentive Plan (the "Plan") in which certain key employees of the Corporation and/or New Claridge participate. The Plan provides for the grant of the 273,938 shares of the Corporation's Class A Stock, which were held as treasury shares of the Corporation ("Treasury Shares"), and for the issuance of 100 Equity Units. The aggregate value of the 100 Equity Units is equal to 5.41 percent of certain amounts, generally equal to the equity of the Claridge entities, as further defined in the Plan. Specified portions of the awarded Treasury Shares and Equity Units held by participants vest upon the attainment of specific goals as described in the Plan. The Treasury Shares and Equity Units fully vest upon a further restructuring or a change in control as defined in the Plan. Payment with respect to the Equity Units will only be made (a) upon the occurrence of a transaction in which substantially all of the assets and business operations of the Claridge entities are transferred to one or more entities in a merger, sale of assets, or other acquisition-type transaction, (b) upon termination of employment of any participant in the Plan within one year after any change of control of the Corporation occurs, as defined in the Plan, or (c) if the Corporation pays dividends to its stockholders, if the Partnership makes distributions to its partners, or if the Corporation or the Partnership makes certain distributions under the Restructuring Agreement. A participant is entitled to vote all awarded Treasury Shares whether or not such shares are vested.

         On June 5, 1995, the Corporation's Board of Directors amended the Plan by creating 100 Additional Equity Units to be issued to certain key employees and 100 Director Equity Units to be issued to the individual members of the Board of Directors (the "Directors"). The aggregate value of the Additional Equity Units is 5.59 percent and the aggregate value of the Director Equity Units is 4 percent of certain amounts as further defined in the Plan. Vesting of the Additional Equity Units occurs if a Transaction results in the Claimholders of the Claridge receiving cash or marketable securities having a certain value all as further defined and described in the Plan. Vesting of the Director Equity Units occurs according to a vesting schedule stated in the Plan and also is tied to the occurrence of a Transaction having a certain value.

         e. Supplemental Executive Retirement Plan. In February, 1995, New Claridge adopted a Supplemental Executive Retirement Plan (the "SERP") to provide extra and additional retirement income security benefits to certain key management employees as an inducement for outstanding future services. The SERP is an unfunded supplemental retirement plan. Participants under the SERP are entitled to annual payments for a period of fifteen years commencing on the later of the Participant's termination from service with New Claridge or his or her early retirement date (as defined in the SERP) in an amount equal to the unit value assigned to that Participant times the number of full years of service of the Participant after January 1, 1994. The SERP provides for commencement of payments on an earlier date in the event of the disability of Participant or death of the Participant (in which case payments would be made to a survivor). In addition, the SERP provides for forfeiture of benefits if a Participant fails to comply with the noncompetition or nondisclosure provisions set forth in his or her employment agreement with the Company or assumes a position within the gaming industry in Atlantic City, New Jersey, voluntarily terminates his or her employment before the completion of five years of service or is terminated for cause (as defined in the SERP). The SERP also provides for immediate payment of benefits in the event of a change of control (as defined in the SERP) of New Claridge. Jean Abbott was added as a participant to the SERP effective January 1, 1996. The Participants in the SERP and the value of their units and their designated early retirement ages are set forth below:

         Age                        Name of Participant                         Unit Value                Early Retirement
         ---                        -------------------                         ----------                ----------------
         50                         Robert Renneisen                              $10,000                        55
         40                         Albert Britton                                $ 6,000                        55
         40                         Raymond Spera                                 $ 6,000                        55
         61                         Peter Tiano                                   $ 6,000                        63
         41                         Jean Abbott                                   $ 6,000                        55

                        REPORT ON EXECUTIVE COMPENSATION

         This report is presented to describe the compensation policies applied by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors with regard to the Corporation's executive officers, and the basis for the compensation of the Chief Executive Officer of the Corporation, for the year 1996. Robert M. Renneisen was Chief Executive Officer for 1996. While the Committee is continuing to evaluate a modified approach to executive compensation for future years, the description below applies to the approach taken with respect to executive compensation for 1996.

         In the first several months of each year, the Committee reviews the compensation of each executive officer of the Corporation or its subsidiary. This review includes salary for the prior two years and the management recommendation as to salary for the following year. It is the objective of the Committee in setting the base salary for the officers to attract and retain experienced, competent personnel. The Committee places particular emphasis on this objective because of the intense competition within the gaming industry for managerial employees. With this objective in mind, through 1992 the Committee had recommended increases in the base salaries of the executive officers of the Corporation and its subsidiary so that their base salaries were at least within the lower range of base compensation paid by other casino companies in Atlantic City. The primary reason for targeting the lower range of other casino companies was to recognize the relatively smaller size of the Corporation in relation to its competitors. However, it is essential that the Corporation's officers be as competent as those of its competitors. Having previously set the base salaries of the executive officers at that level, the Committee anticipates that future adjustments in the base salary for those persons will generally be made only to reflect increases in the consumer price index and changes in industry compensation levels, and adjustments were made in base salaries in 1996 on this basis.

         Having established what the Committee believes to be the appropriate level for the base salary of the officers of the Corporation and its subsidiary, the Committee believes that any significant adjustment to the compensation of the officers should be in the form of bonuses, and the bonuses should be based largely upon the performance of the Corporation. For this purpose, the officers are entitled to bonuses on the basis of a bonus plan that compares the performance of the Corporation during the bonus year to a business plan established by the management of the Corporation for that year. The business plan upon which the bonus is based is developed by the management of the Corporation with the oversight of the Board of Directors and the Committee, which typically approves the business plan in December of each year. As previously indicated, bonuses are determined largely on the basis of performance as compared to the business plan so that in years, such as 1991, when the Corporation fails to achieve its profit plan, no bonuses are paid even if the reason for the failure to achieve the plan was largely beyond the control of the Corporation's management (such as occurred in 1991 with the Gulf War and the beginning of the economic downturn). Similarly, no bonuses were paid under the incentive plan for 1994, because the Corporation failed to achieve the business plan (which in part may have been attributed to bad weather during the winter of 1993-1994). No bonuses were paid under the 1996 incentive plan because the Corporation failed to achieve its business plan. In addition, given the Corporation's financial results for 1996, the Committee determined that the 1996 base salaries for executive officers of the Corporation and its subsidiary would remain in effect for 1997.

         In addition to bonuses under the bonus plan, the Committee retains the discretion to pay the Corporation's senior officers bonuses that are different than what would otherwise be dictated by the bonus plan. For this purpose, the Committee, in addition to considering the performance of the Corporation against the business plan, also considers various qualitative factors including the success in retaining competent personnel, favorable relationships with the New Jersey Casino Control Commission, efforts and accomplishments in achieving the Corporation's long-term restructuring objectives, success in dealing with the various regulatory requirements and the New Jersey Casino Control Act, and efforts in exploring expansion opportunities, none of which was considered determinative by the Committee.

         The Committee made its decision regarding the 1996 compensation of the Chief Executive Officer of the Corporation on the basis of the policies and objectives set forth above. Based on a review of the base salaries of chief executive officers of other casinos in Atlantic City, the Committee determined that at a base salary of $330,000, Mr. Renneisen would receive a base salary that could be considered comparable to the base salaries of chief executives of other Atlantic City casinos, but that was clearly at the low end of the range of such salaries. Mr. Renneisen did not receive a bonus for 1996.

         During 1996, the Committee did not award any additional Equity Units under the Corporation's Long-Term Management Incentive Plan (the "Plan") as amended. Key management employees of the Corporation previously received awards under the Plan in 1992, 1994, and 1995. As described elsewhere in this Proxy Statement, the Plan provides for the vesting of units granted to key management employees upon the achievement of certain long-term restructuring objectives of the Corporation and bases the timing and amount of payment with respect of those units upon the value received upon achievement of those objectives. The Committee does not consider the grants made to the key management employees under the Plan in determining the base salary and bonus amounts for those employees because the Committee does not consider the Plan to provide current compensation to those employees. Instead, the Committee considers the Plan to be key to the Committee's objective of retaining its top managerial employees while providing them with an added incentive to achieve the Corporation's long-term restructuring objectives by holding out the possibility of significant compensation if those objectives are achieved. The Committee believes that this Plan ties the long-term interests of these key management employee participants directly to the long-term interests of the Corporation's shareholders.

         As described above, certain key management employees of New Claridge were awarded units under the SERP. The SERP is designed to provide an inducement for those employees to provide outstanding future service.

         The Corporation does not have a stock option plan.

                                                  James M. Montgomery, Chairman
                                                  David W. Brenner
                                                  Shannon L. Bybee
                                                  A. Bruce Crawley
                                                  Ned P. DeWitt
                                                  Mark H. Sayers

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee are James M. Montgomery, Chairman, Shannon L. Bybee, A. Bruce Crawley, Ned P. DeWitt, Mark H. Sayers, and David W. Brenner. There is no insider participation on the Compensation Committee, except that David W. Brenner is the Chairman of the Board of Directors of the Company, and there is no interlock between any Compensation Committee member or executive officer of the Corporation, on the one hand, and the compensation committees of other companies on the other hand.

Unavailability of Comparative Information

         The Corporation has not included in this Proxy Statement a chart comparing the performance of the price of its shares to the performance of the Standard & Poor's 500 Stock Index and an index of gaming industry stocks because there has not been, to the knowledge of the Corporation, any trading in the Corporation's shares since the private placement of the shares in 1983. In addition, the Corporation believes that the Corporation's shares do not have any value. Under the terms of the Restructuring Agreement entered into by the Corporation in October, 1988, the Corporation is not permitted to make any payment to the shareholders of the Corporation, as such, until payment in full is made on the "Webb Payment" (which amounts to $20 million plus 15% interest per annum), with corresponding payments made to Releasing Investors as provided under the terms of the Restructuring Agreement. As a result of the requirement to make these payments, the Corporation believes, based on its estimate of the current value of the Claridge, that it is unlikely that any amounts will be available for distribution on its shares of common stock.


                                     VOTING

         Shareholders of record on the books of the Corporation at 4:00 P.M. E.D.T., April 25, 1997, will be entitled to vote at the meeting. The Corporation had outstanding on April 25, 1997, 5,006,342 shares of Common Stock, par value $.001 per share. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, and to cast one vote for or against each Director.

         The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by the proxies will be voted FOR the election as Directors of the nominees named in this Proxy Statement, FOR approval of the appointment of KPMG Peat Marwick LLP as Auditors, and FOR approval of the amendment to the Corporation's Certificate of Incorporation. In the event any nominee for Director is unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

         Assuming the presence of a quorum, the affirmative vote of a majority of the shares of stock represented at the meeting is required for the election of Directors and approval of the appointment of Auditors. The affirmative vote of a majority of the shares outstanding is required for the approval of the amendment to the Corporation's Certificate of Incorporation.

         Set forth in the table below is information regarding the ownership of shares of the Corporation's common stock by directors and certain executive officers of the Corporation and/or New Claridge, and the directors and executive officers of the Corporation and/or New Claridge as a group:

                                                                                          No. of            Percent of
         Name                               Title                                       Shares Owned           Class
         ----                               -----                                       ------------        ----------
Robert M. Renneisen ..  Vice Chairman/Chief Executive Officer of New Claridge               73,962             1.47%

Albert T. Britton ....  President/Chief Operating Officer of New Claridge                   36,526              .72%

Raymond A. Spera .....  Executive Vice President of Finance and Corporate
                        Development of New Claridge                                         36,526              .72%

Directors and Officers as a Group ......................................................   204,540             4.04%


         All of the shares shown in this table are owned by directors or executive officers of the Corporation and/or New Claridge under the Long-Term Incentive Plan described above. Shares of the common stock were granted under the Plan subject to certain vesting provisions, and as of the date hereof, 25% of such shares have vested. Recipients of such awards are permitted, however, to vote all shares granted to the recipients whether or not vesting has occurred.

                        --------------------------------

                              Shareholder Proposals

         Any shareholder proposal intended to be presented at the 1998 annual meeting of the Corporation's shareholders must be received at the principal executive offices of the Corporation, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401, by December 26, 1997, in order to be considered for inclusion in the Corporation's proxy materials relating to that meeting.

                        --------------------------------


         As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

                                            By order of the Board of Directors



                                                    Frank A. Bellis, Jr.
                                                         Secretary

April 25, 1997

                                   EXHIBIT "A"

                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                    THE CLARIDGE HOTEL AND CASINO CORPORATION
                 under Section 805 of the Business Corporate Law


         THE CLARIDGE HOTEL AND CASINO CORPORATION (the "Corporation"), a corporation organized and existing under New York law

         DOES HEREBY CERTIFY

         FIRST: The Corporation's name is "The Claridge Hotel and Casino Corporation."

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of New York on August 26, 1983.

         THIRD (A): The Certificate of Incorporation is amended for the purpose of instituting super majority shareholder voting requirements to authorize certain actions of the Corporation.

         THIRD (B): To effect the foregoing amendment, the Corporation's Certificate of Incorporation is hereby amended to redesignate Articles TENTH and ELEVENTH thereof as Articles ELEVENTH and TWELFTH respectively and to add a new Article TENTH as follows:

                  TENTH:

                  (1) Except as otherwise provided in subsection 2 of this Article TENTH, the affirmative vote of at least four-fifths of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class shall be necessary to authorize any of the following actions:

                           (a) The merger or consolidation of the Corporation
                  with or into any other company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust, or any other business organization) or share exchange in which the Corporation is not the successor corporation;

                           (b) The dissolution or liquidation of the
                   Corporation notwithstanding any other provision in this Certificate of Incorporation;

                           (c) Any sale, lease, exchange, mortgage, pledge,
                  transfer, or other disposition (in one or a series of transactions) of all or substantially all of the assets of the Corporation other than in the ordinary course of the Corporation's business; or

                           (d) The issuance or transfer by the Corporation (in
                  one transaction or a series of transactions) of any securities of the Corporation to any other person in exchange for cash, securities, or other property having an aggregate fair market value of $1,000,000 or more excluding (i) sales of any securities of the Corporation in connection with a public offering thereof, (ii) issuances of any securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation or pursuant to a stock dividend, and (iii) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation.

                  (2) If the Board of Directors approves, by a vote of at least seventy percent of the entire Board of directors, any action listed in subsection (1) of this Article TENTH other than the action described in clause (1d), the affirmative vote of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class shall be necessary to authorize such action. If the Board of Directors approves, by a vote of at least seventy percent of the entire Board of Directors, an action described in clause (1d) of this Article TENTH, no shareholder vote shall be required to authorize such action.

                  (3) The provisions of this Article TENTH may not be amended, altered, or repealed except by the approval of at least four-fifths of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class.

         FOURTH: This amendment to the Certificate of Incorporation of the Corporation was duly authorized by the Board of Directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of holders of Class A stock.

         IN WITNESS WHEREOF, we have signed this certificate on the ______ day of ___________, 1997, and we affirm the statements contained herein as true under penalties of perjury.

                              THE CLARIDGE HOTEL AND CASINO CORPORATION

                              By: ____________________________________________
                                  President


                              By: ____________________________________________
                                  Secretary

PROXY                                                                    PROXY

                    The Claridge Hotel and Casino Corporation
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 Annual Meeting of Shareholders on June 10, 1997


         The undersigned hereby appoints David W. Brenner and Robert M. Renneisen, and each of them, the proxies of the undersigned with full power of substitution of each of them, to vote all shares of The Claridge Hotel and Casino Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held at the Claridge Casino Hotel, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, on June 10, 1997 at 10:00AM and any adjournment thereof.

         Unless otherwise specified in the squares provided, the undersigned's vote will be FOR each candidate for Board of Directors, FOR item 2 and FOR item 3 and in the discretion of the proxies, on such other matters as may properly be brought before the meeting.

1.  To elect the following seven (7) candidates to the Board of Directors:

                                              FOR               WITHHELD

    David W. Brenner                           |_|                 |_|
    Shannon L. Bybee                           |_|                 |_|
    A. Bruce Crawley                           |_|                 |_|
    Ned P. DeWitt                              |_|                 |_|
    James M. Montgomery                        |_|                 |_|
    Robert M. Renneisen                        |_|                 |_|
    Mark H. Sayers                             |_|                 |_|

2. To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the year 1997.

  FOR      |_|          AGAINST      |_|            ABSTAIN       |_|

3. To approve an amendment to the Corporation's Certificate of Incorporation for the purpose of instituting super majority shareholder voting requirements to authorize certain actions of the Corporation relating to a sale of the Corporation or similar transaction.

  FOR      |_|          AGAINST      |_|            ABSTAIN       |_|

                                           ------------------------------------
                                           (Signature of shareholder)

                                           ------------------------------------
                                           (Signature of joint owner, if any)


                                           Date __________, 1997 Please sign
                                           exactly as your name appears on the
                                           label. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give your full title
                                           as such.


         PLEASE SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE
                             NO POSTAGE IS REQUIRED